UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2007

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York	10017-5592
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (917) 663-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2007, Altria Group, Inc. (“Altria”) entered into a Distribution Agreement (the “Distribution Agreement”) with Kraft Foods Inc. (“Kraft”) in connection with the distribution in the form of a dividend of all Kraft shares owned by Altria to Altria’s shareholders in a tax-free spin-off (the “Distribution”). The Distribution Agreement sets forth the terms of the Distribution and certain agreements governing the relationship between Kraft and Altria after the Distribution.

The foregoing description of the Distribution Agreement is qualified in its entirety by reference to the complete terms and conditions of the Distribution Agreement which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 8.01. Other Events.

On January 31, 2007, Altria announced that its Board of Directors voted to authorize the spin-off of all shares of Kraft owned by Altria to Altria’s shareholders. Altria will distribute approximately 0.7 of a share of Kraft for every share of Altria common stock outstanding as of the record date based on the number of Altria shares currently outstanding. Altria shareholders will receive cash in lieu of fractional shares for amounts of less than one Kraft share. The exact distribution ratio will be determined on the record date.

A copy of the press release issued by Altria is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	Distribution Agreement by and between Altria Group, Inc. and Kraft Foods Inc. dated January 31, 2007.

99.1	Altria Group, Inc. Press Release dated January 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ G. PENN HOLSENBECK
Name: G. Penn Holsenbeck
Title: Vice President, Associate General
Counsel and Corporate Secretary

DATE: January 31, 2007

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Distribution Agreement by and between Altria Group, Inc. and Kraft Foods Inc. dated January 31, 2007.

99.1	Altria Group, Inc. Press Release dated January 31, 2007.